Exhibit 10.5
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
of
POST WOODS TOWNHOMES II LIMITED PARTNERSHIP
An Ohio Limited Partnership
Dated as of June 29, 2007

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
POST WOODS TOWNHOMES II LIMITED PARTNERSHIP
     SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF POST WOODS TOWNHOMES II LIMITED PARTNERSHIP (this “Agreement”), dated as of the 29th day of June, 2007 among Atlantic Development GP Holding Corp., a Nebraska corporation (the “General Partner”), and America First LP Holding Corp., a Nebraska corporation (the “Limited Partner”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Article II below.
RECITALS
     WHEREAS, Post Woods Townhomes II Limited Partnership (the “Partnership”) was organized as an Ohio limited partnership pursuant to an Agreement of Limited Partnership, dated as of November 21, 1991 (the “LPA”), and a Certificate of Limited Partnership, dated as of November 21, 1991 (the “Certificate”) and filed with the Franklin County Recorder’s Office (the “Filing Office”) on November 27, 1991, by Joint Development and Housing Corporation, an Ohio corporation (the “Withdrawing General Partner”) and Ashford Investment Corporation (“Ashford”), as general partners, and the Withdrawing General Partner, as limited partner. The Certificate was subsequently amended by a First Amendment to the Certificate of Limited Partnership, dated March 6, 1992, and filed with the Filing Office on March 9, 1992 to reflect the withdrawal of Ashford as a general partner, the withdrawal of the Withdrawing General Partner as limited partner, and the admission of Towne Building Group, Inc. (“Towne”) as limited partner. The LPA was subsequently amended as of January 1, 1994 pursuant to that certain First Amended and Restated Agreement of Limited Partnership of the Partnership to admit the Boston Financial Institutional Tax Credits IV, A Limited Partnership, a Massachusetts limited partnership (the “Withdrawing Investor Limited Partner”), as the Investor Limited Partner of the Partnership and SLP, Inc., a Massachusetts corporation (the “Withdrawing Special Limited Partner”) as the Special Limited Partner of the Partnership and to provide for the withdrawal of Towne as limited partner of the Partnership. The Withdrawal General Partner subsequently (i) assigned and conveyed (a) certain of its partnership interest in the Partnership to General Partner, pursuant to that certain Partnership Assignment of General Partner Interest dated as of the date hereof (the “GP Assignment”), whereby General Partner became the sole general partner of the Partnership and (b) the balance of its partnership interest to the Limited Partner, pursuant to that certain Partnership Assignment of Interest dated as of the date hereof (the “Second GP Assignment”), and (ii) withdrew as general partner of the Partnership. Concurrently with the withdrawal of the Withdrawing General Partner from the Partnership, the Withdrawing Investor Limited Partner and the Withdrawing Special Limited Partner (i) assigned and conveyed 100% of their respective limited partner interests in the Partnership to the Limited Partner, pursuant to that certain Partnership Assignment of Limited Partner Interests, dated as of the date hereof (the “LP Assignment”), whereby the Limited Partner became the sole limited partner of the Partnership and (ii) withdrew as limited partners of the Partnership. The LPA and the Certificate, as amended to date, and as modified pursuant to the GP Assignment, the Second GP Assignment and the LP Assignment, are herein collectively called the “Original Partnership Agreement.”

     WHEREAS, the purposes of this amendment to, and restatement of, the Original Partnership Agreement are: (1) to confirm the following: (a) the admittance of the General Partner as the sole general partner of the Partnership, (b) the admittance of the Limited Partner as the sole limited partner of the Partnership, (c) the withdrawal of the Withdrawing General Partner as general partner of the Partnership, (d) the withdrawal of the Withdrawing Investor Limited Partner as investor limited partner of the Partnership, and (e) the withdrawal of the Withdrawing Special Limited Partner as special limited partner of the Partnership, and (2) to set out the rights, obligations and duties of the General Partner and the Limited Partner.
     NOW, THEREFORE, it is agreed and certified, and the Original Partnership Agreement is hereby amended and restated in its entirety, as follows:
AGREEMENT
ARTICLE I
CONTINUATION OF PARTNERSHIP
     Section 1.1 Continuation of the Partnership. The General Partner, for itself and as agent for the Limited Partner, shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the continuation and operation of the Partnership as a limited partnership under the Act and under all other laws of the State of Ohio and such other jurisdictions in which the General Partner determines that the Partnership may conduct business. The Limited Partner shall promptly execute all relevant certificates and other documents as the General Partner shall request. The rights and duties of the Partners shall be as provided in the Act except as modified by this Agreement.
     Section 1.2 Name. The name of the Partnership is “Post Woods Townhomes II Limited Partnership,” as such name may be modified from time to time by the General Partner following written notice to the Limited Partner.
     Section 1.3 Location of Principal Place of Business. The location of the principal place of business of the Partnership is c/o Atlantic Development GP Holding Corp., 124 Fletcher Street, Suite 1, Kennebunk, Maine 04043. The General Partner may change the location of the principal place of business of the Partnership by notice in writing to the Limited Partner. In addition, the Partnership may maintain such other offices as the General Partner may deem advisable at any other place or places within or outside the United States.
     Section 1.4 Names and Business Addresses of General Partner. The name and business address of the General Partner is as follows:
Atlantic Development GP Holding Corp.
124 Fletcher Street
Suite 1
Kennebunk, Maine 04043
The General Partner may, from time to time, upon prior notice to the Limited Partner, change its business address.

     Section 1.5 Purpose. (a) The purpose and business of the Partnership shall consist solely of the following:
(i)	the acquisition, ownership, operation and management of the real estate project known as Post Woods II Apartments located in Reynoldsburg, Ohio (the “Property”) pursuant to and in accordance with this Agreement; and

(ii)	to engage in such other lawful activities permitted to limited partnerships by the Act as are incidental, necessary or appropriate to the foregoing, including the borrowing of funds secured by a lien on the Property.
          (b) Notwithstanding any other provision of this Agreement and any provision of law that otherwise empowers the Partnership and so long as any obligations secured by a first priority mortgage, deed of trust or deed to secure debt incurred in connection with any financing of the Property (a “Security Instrument”) remain outstanding and not discharged in full, the Partnership shall not, without the consent of both the General Partner and the Limited Partner, do any of the following:
(i)	engage in any business or activity other than those set forth in subsection (a) of section 1.5 of this Agreement;

(ii)	incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than obligations secured by the Security Instrument, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time one percent (1%) of the outstanding obligations secured by the Security Instrument;

(iii)	seek the dissolution or winding up, in whole or in part, of the Partnership;

(iv)	cause the Partnership to merge into or consolidate with any person or entity or dissolve, terminate or liquidate, in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(v)	file a voluntary petition or otherwise initiate proceedings to have the Partnership adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Partnership, or file a petition seeking or consenting to reorganization or relief of the Partnership as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Partnership; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Partnership or of all or any substantial part of the properties and assets of the Partnership, or make any general assignment for the benefit of creditors of the Partnership, or admit in writing the inability of the Partnership to pay its debts generally as they become due or declare or effect a moratorium on the Partnership debt or take any action in furtherance of any such action; or
(vi)	amend any portion of this Section 1.5 of this Agreement.
     Notwithstanding the foregoing, and so long as obligation secured by the Security Instrument remains outstanding and not discharged in full, the Partnership shall have no authority to take any action in items (i) through (iii) and (v) without the written consent of the holder of the Security Instrument.
          (c) All property owned by the Partnership shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no partner shall have any ownership interest in any Partnership property in its individual name or right, and each partner’s interest in the Partnership shall be personal property for all purposes.
          (d) In addition to the foregoing, so long as any obligation secured by the Security Instrument remains outstanding and not discharged in full, the Partnership shall not without the written consent of the holder the Security Instrument, take any of the following actions set forth below:
(i)	acquire or own any material asset other than (i) the Property, and (ii) such incidental personal property as may be necessary for the ownership, operation and maintenance of the Property;

(ii)	fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the holder of the Security Instrument, amend, modify, terminate or fail to comply with the provisions of this Agreement;

(iii)	own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without the consent of the holder of the Security Instrument;

(iv)	commingle its assets with the assets of any principal or affiliate of the Partnership, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Partnership permitted by the Security Instrument and properly accounted for;
(v)	allow any person or entity to pay its debts and liabilities (except for a Guarantor or Indemnitor (as defined in the Security Instrument)) or fail to pay its debts and liabilities solely from its own assets;

(vi)	fail to maintain its records, books of account and bank accounts separate and apart from those of the principals and affiliates of the Partnership, the affiliates of the principals of the Partnership and any other person or entity or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Partnership;

(vii)	enter into any contract or agreement with any principal or affiliate of the Partnership or any guarantor of all or a portion of the obligations secured by the Security Instrument or any partner, member, shareholder, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or affiliate of the Partnership, as the case may be, any guarantor or any partner, member, shareholder, principal or affiliate thereof;

(viii)	fail to correct any known misunderstandings regarding the separate identity of the Partnership;

(ix)	except for Crescent Village Townhomes Limited Partnership, Eagle Ridge Townhomes Limited Partnership, Meadowbrook Apartments Limited Partnership, Post Wood Townhomes Limited Partnership, and Willow Bend Townhomes Limited Partnership: (A) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or (B) allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Partnership (except for a Guarantor or Indemnitor (as defined in the Security Instrument));

(x)	make any loans or advances to any third party, including any principal or affiliate of the Partnership, or any shareholder, partner, member, principal or affiliate thereof;

(xi)	fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(xii)	fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Partnership is responsible for the debts of any third party (including any principal or affiliate of the Partnership or any shareholder, partner, member, principal or affiliate thereof);

(xiii)	fail to allocate fairly and reasonably among the Partnership and any third party (including, without limitation, any guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(xiv)	allow any person or entity to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(xv)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)	share any common logo with or hold itself out as or be considered as a department or division of (i) any principal, or affiliate of the Partnership, (ii) any affiliate of a principal of the Partnership, or (iii) any other person or entity or allow any person or entity to identify the Partnership as a department or division of that person or entity; or

(xvii)	conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Partnership or the creditors of any other person or entity.
          (e) Notwithstanding any provision hereof to the contrary, any indemnification claim against the Partnership arising under the Certificate, this Agreement, or the laws of the State of Ohio shall be fully subordinate to any obligations of the Partnership arising under the Security Instrument or any other Loan Document (as defined therein), and shall only constitute a claim against the Partnership to the extent of, and shall be paid by the Partnership in monthly installments only from, the excess of net operating income of the Partnership for any month over all amounts then due under the Security Instrument and the other Loan Documents.
          (f) The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of partner shall not cause the termination or dissolution of the Partnership and the business of the Partnership shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such partner shall have all the rights of such partner for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute partner. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator or any Partnership interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent partner.
     Section 1.6 Term. The term of the Partnership shall commence on the date hereof and shall be perpetual unless earlier dissolved and terminated in accordance with the provisions of this Agreement.
ARTICLE II
DEFINITIONS
     “Act” means the Ohio Limited Partnership Law, as in effect on the date hereof and as it may be amended hereafter from time to time.
     “Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as amended, modified or supplemented from time to time.
     “Assigning Partner” has the meaning set forth in Section 9.3 hereof.
     “Capital Account” means, with respect to each Partner, the account established and maintained for the Partner on the books of the Partnership in compliance with Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Partner’s Capital Account shall initially equal the amount of cash and the Contribution Value of any other property initially contributed by such Partner to the Partnership. Throughout the term of the Partnership, each Partner’s Capital Account will be (i) increased by the amount of (A) income and gains allocated to such Partner pursuant to Article IV, and (B) the amount of any cash or the Contribution Value of any property subsequently contributed by such Partner to the Partnership, and (ii) decreased by the amount of (A) losses and deductions allocated to such Partner pursuant to Article IV, and (B) the amount of distributions in cash and the value (as determined by the General Partner) of property (net of liabilities secured by the property that such Partner is treated as assuming or taking subject to pursuant to the provisions of Section 752 of the Code) distributed to such Partner.
     “Capital Contribution” means the amount of cash or the Contribution Value of property contributed or deemed to be contributed to the Partnership by a Partner.
     “Certificate” means the Certificate of Limited Partnership of the Partnership, as amended, modified or supplemented from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).
     “Contribution Value” means the fair market value as reasonably determined by the General Partner of property (other than cash) contributed by a Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is treated as assuming or taking subject to pursuant to the provisions of Section 752 of the Code).

     “Fiscal Year” means the year ending at the close of business on December 31 of each year.
     “General Partner” has the meaning set forth in the forepart of this Agreement.
     “Indemnified Party” has the meaning set forth in Section 8.6 hereof.
     “Interest” when used in reference to an interest in the Partnership, means the entire ownership interest of a Partner in the Partnership at any particular time.
     “Limited Partner” has the meaning set forth in the forepart of this Agreement.
     “Liquidator” has the meaning set forth in Section 10.2(b) hereof.
     “Net Income” and “Net Loss”, respectively, mean the income or loss of the Partnership as determined in accordance with the method of accounting followed by the Partnership for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Partnership which are described in section 705(a)(2)(B) of the Code; provided, however, that if any property is carried on the books of the Partnership at a value that differs from that property’s adjusted basis for tax purposes, gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book basis of such property, consistently with the requirement of Treasury Regulation § 1.704-1(b)(2)(iv)(g); and provided, further, that any item allocated under Section 4.2 hereof shall be excluded from the computation of Net Income and Net Loss.
     “Partners” means the General Partner and the Limited Partners, collectively, where no distinction is required by the context in which the term is used.
     “Partnership” means the limited partnership formed pursuant to this Agreement under the name “Post Woods Townhomes II Limited Partnership.”
     “Percentage Interests” the percentage interest in the profits, losses and cash distributions of the Partnership which are set forth opposite each Partner’s name in Annex A.
     “Person” means any individual, partnership, limited liability company, corporation, trust or other entity.
     “Property” has the meaning set in the forepart of this Agreement.
     “Substituted General Partner” means any Person admitted to the Partnership as a substituted General Partner pursuant to Section 9.1.
     “Substituted Limited Partner” means any Person admitted to the Partnership as a substituted Limited Partner pursuant to Section 9.2(b).
     “Tax Matters Partner” has the meaning set forth in Section 8.8 hereof.

     “Transfer”, “Transferee” and “Transferor” have the respective meanings set forth in Section 9.1.
     “Treasury Regulations” means regulations promulgated under the Code by the Department of the Treasury of the United States of America.
ARTICLE III
PARTNERS’ CAPITAL
     Section 3.1 Capital Contributions. Each Partner shall be deemed to assume the Capital Account balance associated with the interest in the Partnership assigned to it by the Withdrawing General Partner and/or Withdrawing Limited Partners, as the case may be, and neither the General Partner nor the Limited Partner shall be required to make any additional Capital Contribution to the Partnership. A Partner, at any time with the consent of the General Partner, may make further and additional Capital Contributions; provided, however, that the division of profits and losses provided in Article IV hereof shall not be altered, nor shall a Partner’s Percentage Interest be increased because of such additional Capital Contributions. No Partner shall be entitled to interest on or with respect to any Capital Contribution. Notwithstanding the foregoing, a Partner may make loans to the Partnership on such terms (including rate of interest) as shall be determined by the General Partner.
     Section 3.2 Withdrawal and Return of Capital. No Partner shall be entitled to withdraw any part of that Partner’s capital or to receive any distributions from the Partnership without the consent of Partners, except as expressly provided in this Agreement.
ARTICLE IV
ALLOCATION OF INCOME AND LOSSES
     Section 4.1 Allocation of Net Income and Net Loss.
     Subject to Sections 4.2 and 4.3, the Partnership’s Net Income and Net Loss for each Fiscal Year shall be allocated to the Partners in proportion to their Percentage Interests.
     Section 4.2 Regulatory Provisions.
          (a) The General Partner may modify the allocations provided for in Section 4.1 as they deem appropriate to comply with Treasury Regulations §§ 1.704-1(b) and 1.704-2. Without limiting the generality of the foregoing, the General Partner shall, prior to making any allocations required by Section 4.1, make any allocations required by the “minimum gain chargeback” provision of Treasury Regulations § 1.704-2(f), the “chargeback of partner nonrecourse debt minimum gain” provision of Treasury Regulations § 1.704-2(i)(4) and the “qualified income offset” provision of Treasury Regulations § 1.704-1(b)(2)(ii)(d); in addition, Partnership losses, deductions or expenditures described in Code section 705(a)(2)(B) attributable to a particular partner nonrecourse liability shall be allocated to the Partner that bears the economic risk of loss for the liability in accordance with Treasury Regulations §1.704-2(i).

          (b) The General Partner may limit allocations of Net Losses to any Partner if such allocation would cause such Partners’ Capital Account balance, as increased for any deficit balance in its Capital Account which the Partner is required to restore or is deemed required to restore as a result of its share of the Partnership’s minimum gain (within the meaning of Treasury Regulations §§ 1.704(2)(g)(1) and (3)) and its share of partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations § 1.704(2)(i)(5)) and as decreased by the adjustments referred to in Treasury Regulations §§1.704l(b)(2)(ii)(d)(4), (5) and (6), to be negative while any other Partner’s Capital Account balance (as so adjusted) is positive. The General Partner may also make allocations reasonably designed to offset allocations provided for in this Section 4.2 to the extent such allocations shall not be offset by other allocations provided for in this Section 4.2. The General Partner may alter the Partnership’s allocations of items entering into the computation of Net Income and Net Losses in the year in which the Partnership is liquidated to avoid any Partner recognizing gain or loss pursuant to Code section 731 on the liquidation of the Partnership.
          (c) Solely for purposes of adjusting Capital Accounts (and not for tax purposes), if any property is distributed in kind, the difference between the fair market value of the property and its book value at the time of distribution shall be treated as gain or loss recognized by the Partnership and allocated pursuant to Section 4.1.
          (d) Except to the extent otherwise required by the Code and Treasury Regulations, if an Interest or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to the Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Partnership within 30 days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Partnership.
          (e) Notwithstanding any provision contained in this Agreement to the contrary, in no event shall the General Partner’s allocation of Net Income and Net Loss, or its Percentage Interest, Capital Account, or any other item of the Partnership be increased above 9.9% of the Partnership or any of the Partnership’s assets or items.
     Section 4.3 Allocations for Income Tax Purposes. The income, gains, losses, deductions and credits of the Partnership for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Income and Net Losses were allocated pursuant to Section 4.1 and 4.2, provided that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Partnership’s books at a value other than its tax basis shall be allocated in accordance with the requirements of Code Section 704(c) and Treasury Regulations § 1.704-3.
     Section 4.4 Withholding. The Partnership shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be treated as a distribution in the amount of the withholding to that Partner. In the event of any claimed over-withholding, Partners shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Partnership may, at its option, (i) require the Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations.
     Section 4.5 Revaluation of Property.
          (a) The assets of the Partnership shall be revalued on the books of the Partnership to equal their fair market values in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) at the following times: (A) the day immediately preceding the acquisition of an additional Interest in the Partnership by any existing or new Partner in exchange for more than a de minimis Capital Contribution to the capital of the Partnership pursuant to Sections 3.2, 7.4 and 8.7; (B) on the day of any withdrawal of more than a de minimis portion of the Capital Account pursuant to Section 5.2 before taking into account such withdrawal; (C) the termination of the Partnership for Federal income tax purposes, other than a termination pursuant to Code section 708(b)(1)(B); and (D) the occurrence of any other event upon which the General Partner believe such revaluation is appropriate. Upon revaluation of the Partnership’s assets pursuant to this Section 4.5(a), (i) the fair market value of the assets shall be determined by the unanimous agreement of all Partners and (ii) each Partner’s Capital Account shall be adjusted as if such assets were sold for their fair market values and the Net Income and Net Losses recognized on such sale were allocated to the Partners in accordance with Section 4.1.
          (b) Immediately following the occurrence of any event which has caused the revaluation of the assets of the Partnership pursuant to Section 4.5(a), each Partner’s Percentage Interest shall be adjusted to equal the percentage determined by dividing the balance in each Partner’s Capital Account immediately after such revaluation by the aggregate balance of all Partners’ Capital Accounts immediately after such revaluation.
          (c) For purposes of Section 4.1, the Fiscal Year in which the assets of the Partnership are revalued pursuant to Section 4.5(a) shall be treated as two separate Fiscal Years, one beginning on the first day of the Fiscal Year and ending on the day of the revaluation and the other beginning on the day immediately following the revaluation and ending on the last day of the Fiscal Year, and Net Income and Net Loss shall be allocated to the Partners separately for each portion of the Fiscal Year based on operations for such portion of the year as reflected by a closing of the Partnership’s books. Analogous divisions of the Fiscal Year into multiple Fiscal Years will be made if there be more than one revaluation of assets in any Fiscal Year.
ARTICLE V
DISTRIBUTIONS AND WITHDRAWALS
     Section 5.1 Distributions. Subject to Section 10.3, distributions of cash or property of the Partnership shall be made at such times and in such manner as shall be determined by the

General Partner. Any such distribution shall be made to the Partners in proportion to their Percentage Interests as of the day on which such distribution is made.
     Section 5.2 Withdrawals of Capital Account Balance. Subject to Section 10.3, a Partner may withdraw all or any portion of its Capital Account balance at such time or times and in such manner as shall be approved by unanimous consent of all Partners, which consent may be granted or withheld in each Partner’s sole discretion. Any Partner withdrawing the entire balance of its Capital Account shall, upon the completion of such withdrawal, be deemed to have withdrawn from the Partnership pursuant to Section 10.1.
ARTICLE VI
BOOKS OF ACCOUNT
     Section 6.1 Books and Records. Proper and complete records and books of account shall be kept by the General Partner in accordance with the Act in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including a Capital Account for each Partner. The Partnership books and records shall be kept on such method of accounting as the General Partner shall determine. The determinations of the General Partner with respect to the treatment of any item or its allocation for Federal, state or local tax purposes shall be binding upon all Partners so long as that determination is not inconsistent with any express term of this Agreement. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open to the examination and inspection of the Partners or their duly authorized representative for a proper purpose during reasonable-business hours at the sole cost and expense of the inspecting or examining Partner. The Partnership shall maintain at its office and make available to each Partner or any designated representative of a Partner a list of names and addresses of, and Interests owned by, all Partners.
     Section 6.2 Partnership Tax Returns. The Partnership shall file a Federal income tax return and all other tax returns required to be filed by the Partnership for each Fiscal Year or part thereof, and shall provide, within 90 days following the end of such Fiscal Year, to each Person who at any time during such Fiscal Year was a Partner with a copy of the Partnership’s Federal, state and local income tax or information returns.
     Section 6.3 Outsourcing. Notwithstanding anything in Sections 6.1 or 6.2, the General Partner shall be authorized to outsource its responsibilities under Sections 6.1 and 6.2 to The Burlington Capital Group, LLC or another third party approved in advance by the Limited Partner.
ARTICLE VII
POWERS, RIGHTS AND DUTIES OF THE LIMITED PARTNER
     Section 7.1 Limitations. Other than as set forth in this Agreement, the Limited Partner shall not participate in the management or control of the Partnership’s business nor shall they transact any business for the Partnership, nor shall they have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. The Limited

Partner shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect), by virtue of acquiring or owning an Interest in the Partnership.
     Section 7.2 Liability. Subject to the provisions of the Act, no Limited Partner shall be liable for the repayment, satisfaction or discharge of any Partnership liabilities in excess of the balance of the Capital Account of such Limited Partner.
     Section 7.3 Priority. Except as set forth in Article IV and Article V, no Limited Partner shall have priority over any other Limited Partner as to Partnership allocations or distributions.
     Section 7.4 Right to Remove General Partner. The Limited Partner shall have the right to remove the General Partner and admit a Substituted General Partner selected by it upon the occurrence of either of the following events:
     (a) the General Partner defaults under the terms of that certain promissory note, dated the date hereof, delivered by General Partner to the Limited Partner and the Limited Partner properly exercises its right to acquire the Interest of the General Partner in accordance the terms of such promissory note and the security agreement entered into by the General Partner and Limited Partner in connection therewith;
     (b) the General Partner or any party designated by the General Partner that holds an option to purchase the Property shall allow such option to terminate unexercised.
The removal of the General Partner shall become effective upon the admission of the Substituted General Partner and upon the admission of a Substituted General Partner the entire Interest of the General Partner shall be deemed to be transferred and conveyed to the Substituted General Partner which transfer shall not require the payment of any consideration to the removed General Partner by any party.
ARTICLE VIII
POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER
     Section 8.1 Authority.
          (a) The General Partner shall have exclusive and complete authority and discretion to manage the operations and affairs of the Partnership, authorize any loan secured by the Property, and to make all decisions regarding the business of the Partnership, except as otherwise provided in this Agreement.
          (b) Any such action shall constitute the act of and serve to bind the Partnership, the Partners and their respective successors, assigns and personal representatives. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

          (c) Notwithstanding the foregoing or any other provision of this Article VIII, without the prior written consent of the Limited Partner, the General Partner shall have no authority to (i) sell the Property or (ii) enter into any agreement for the merger or consolidation of the Partnership with or into any other entity.
     Section 8.2 Powers and Duties of General Partner. Except as otherwise specifically provided herein, the General Partner shall have all rights and powers of General Partner under the Act, and shall have all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement. Without limiting the generality of the foregoing, the General Partner may appoint a third party to provide property management services with respect to the Property, including an affiliate of The Burlington Capital Group LLC.
     Section 8.3 Expenses of the Partnership.
     The Partnership shall pay, and the General Partner shall not be obligated to pay, all expenses incurred by or on behalf of the Partnership. The General Partner may, in its discretion, advance funds to the Partnership for the payment of these expenses and shall be entitled to the reimbursement of any funds so advanced.
     Section 8.4 Other Activities and Competition; Additional Investments by the General Partner and Affiliates. The General Partner shall not be required to manage the Partnership as its sole and exclusive function. The General Partner, its affiliates and agents, officers, directors and employees of the General Partner and its affiliates may enter into transactions with the Partnership and may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Partnership, including the rendering of advice or services of any kind to other investors and the making or management of other investments. Without limiting the generality of the foregoing, the General Partner, its affiliates and any agent, officer, director or employee of a General Partner or its affiliates may act as a director of any corporation, trustee of any trust, partner of any partnership or administrative officer of any business entity, and may receive compensation for service as a director, employee, advisor, consultant or manager with respect to, or participate in profits derived from, investments in or of any such corporation, trust, partnership or other business entity. The Limited Partner authorizes, consents to and approves such present and future activities by such Persons, whether or not such activities may conflict with any interest of the Partnership or any of the Partners or be competitive with the business of the Partnership or represent an opportunity that the Partnership might wish to engage in. Without limiting the generality of the foregoing, the General Partner shall not have any obligation or responsibility to disclose or refer any such investments or other activities to the Partnership or any Partner. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to other ventures or activities of the General Partner or its affiliates or to the income or proceeds derived therefrom.
     Section 8.5 Liability. Neither the General Partner nor any of its affiliates nor any officer, agent or employee of the General Partner or any of its affiliates shall be personally liable for the return of any portion of the Capital Contributions of the Limited Partner; the return of these Capital Contributions shall be made solely from assets of the Partnership. Neither the

General Partner nor any of its affiliates nor any officer, agent or employee of the General Partner or any of their affiliates shall be required to pay to the Partnership or the Limited Partner any deficit in a Limited Partner’s Capital Account upon dissolution or otherwise. The Limited Partner shall not have the right to demand or receive property other than cash for its Interest. Neither the General Partner nor any of their affiliates nor any officer, agent or employee of the General Partner or any of its affiliates shall be liable, responsible or accountable to the Partnership or the Limited Partner for (a) any act or omission performed or omitted by them, including without limitation, those acts performed or omitted on advice of legal counsel, accountants, brokers or consultants of the Partnership, or for any costs, damages or liabilities arising therefrom, or by law, unless that act or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct, (b) any tax liability imposed on the Partnership or the Limited Partner or (c) any loss due to the negligence, dishonesty or bad faith of any employee, officer, broker, consultant or other agent of the Partnership selected, engaged or retained in good faith by the General Partner or any stockholder in the General Partner.
     Section 8.6 Indemnification.
          (a) The Partnership shall indemnify and hold harmless the General Partner, its stockholders, and the officers, agents and employees of the General Partner (including investment advisers appointed pursuant to Section 8.2) and their stockholders and the affiliates of the General Partner and the officers, agents and employees of such affiliates (each an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by the General Partner to any affiliate, or any of their respective officers, agents or employees pursuant to an indemnification Agreement no broader than this Section 8.6, provided, that none of the General Partner, any of its affiliates, any officer, agent or employee of the General Partner or any of their affiliates shall be entitled to indemnification under this Section 8.6(a) if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct.
          (b) Any indemnification pursuant to this Section 8.6 shall be only from the assets of the Partnership.
     Section 8.7 Tax Matters Partner. For purposes of Code section 6231(a)(7), the “Tax Matters Partner” shall be the General Partner for so long as such General Partner remains a general partner of the Partnership. The Tax Matters Partner shall keep the Limited Partner fully informed of any inquiry, examination or proceeding.

ARTICLE IX
TRANSFERS OF INTERESTS BY PARTNERS
     Section 9.1 Transfer of Interest.
          (a) Except for transfers to entities controlled by, controlling or under common control with, a Partner, no Partner may sell, assign, pledge or in any manner dispose of, or create, or suffer the creation of, a security interest in or any encumbrance on all or a portion of its Interest in the Partnership (the commission of any such act being referred to as a “Transfer”, any Person who effects a Transfer being referred to as a “Transferor” and any person to whom a Transfer is effected being referred to as a “Transferee”), without the prior consent of the other Partner.
          (b) No Transfer of an Interest shall be effective until such date as all requirements of this Article IX in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Partners, all of same shall have been confirmed in writing by the Partners. Any Transfer or purported Transfer of an Interest in the Partnership not made in accordance with this Agreement shall be null and void and of no force or effect whatsoever.
          (c) In order for a Partner to Transfer all or a portion of its Interest in the Partnership (including any beneficial interest therein), the following conditions must be met:
(i)	the Transferee executes documents reasonably satisfactory to the other Partner pursuant to which the Transferee agrees to be bound by this Agreement and any amendments hereto;

(ii)	the Transferee assumes, if so requested, the obligations, if any, of the Transferor to the Partnership; and

(iii)	all certificates or other instruments shall have been recorded or filed in the proper records of each jurisdiction in which such recordation or filing is necessary to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partner under the laws of the jurisdiction in which the Partnership is doing business; and
          (d) The Transferee of a Partner’s Interest in the Partnership will be admitted to the Partnership as a Substituted General Partner or Substituted Limited Partner, as the case may be, without any further consent from the remaining Partner.
          (e) All expenses incurred by the Partnership in connection with any Transfer of a Partner’s Interest shall be paid by the Transferor prior to the time of the Transfer (including, without limitation, any fees and costs of the preparation, filing and publishing of any amendment to this Agreement or to the Certificate, if any, and any legal and other fees, expenses and costs of any investigation and preparation, in connection with any action, proceeding or investigation related to such Transfer. The Transferor also will indemnify the Partnership and the remaining Partner against any losses, claims, damages or liabilities to which any of them may become subject in connection therewith. The reimbursement and indemnity obligations of the Transferor under this paragraph shall be in addition to any liability which the Transferor may otherwise have, shall extend upon the same terms and conditions to the Partnership and the remaining Partner, shall inure to the benefit of any successors and assigns of the Partnership and the remaining Partner and shall survive any termination of this Agreement.
     Section 9.2 Effect of Transfer.
          (a) Upon the Transfer of the entire Interest in the Partnership of a Partner and effective upon the admission of such Partner’s Transferee(s) pursuant to either Section 9.1 or Section 9.2, the transferring Partner shall be deemed to have withdrawn from the Partnership as a Partner.
          (b) The Transfer of a Partner’s Interest and the admission of a Substituted General Partner or Substituted Limited Partner, as the case may be, shall not be cause for dissolution of the Partnership.
ARTICLE X
WITHDRAWAL OF PARTNERS; DISSOLUTION OF PARTNERSHIP;
LIQUIDATION AND DISTRIBUTION OF ASSETS
     Section 10.1 Withdrawal of Partners. No Partner may withdraw from the Partnership without the consent of the other Partner. Any Partner withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Partnership and all other Partners from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Partnership or any other Partner arising out of or resulting from such retirement or withdrawal. No Transfer of all or a portion of a Partner’s interest in accordance with Article IX shall constitute a withdrawal within the meaning of this Section 10.1.
     Section 10.2 Dissolution of Partnership.
          (a) The Partnership shall be dissolved, wound up and terminated as provided herein upon the occurrence of the earliest of the following events:
(i)	the sale of the Property;

(ii)	the written consent of all Partners to dissolve the Partnership;

(iii)	the occurrence of an event of withdrawal of the General Partner, unless within 90 days after the withdrawal, the Limited Partner elects to continue the business of the Partnership and appointments, effective as of the date of withdrawal, a Substituted General Partner; or

(iv)	the entry of a decree of judicial dissolution under the Partnership Law.

          (b) In the event of the dissolution of the Partnership for any reason, the General Partner or, if there are no General Partner, then a liquidating agent or committee appointed by the Limited Partner (the General Partner or such Person or committee so designated hereinafter referred to as the “Liquidator”), shall begin to wind up the affairs of the Partnership and to liquidate the Partnership’s assets. The Partners shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles IV and V. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.
          (c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidator is hereby expressly authorized and empowered to execute and file any and all documents (including a certificate of dissolution) necessary or desirable to effectuate the liquidation and termination of the Partnership and the transfer of any assets.
          (d) Notwithstanding the foregoing, a Liquidator which is not a General Partner shall not be deemed a Partner in this Partnership and shall not have any of the economic interests in the Partnership of a Partner; and such Liquidator shall be compensated for its services to the Partnership at normal, customary and competitive rates for its services to the Partnership as reasonably determined by all of the Limited Partners.
     Section 10.3 Distribution in Liquidation. The Liquidator shall, as soon as practicable, wind up the affairs of the Partnership and sell and/or distribute the assets of the Partnership. The assets of the Partnership shall be applied in the following order of priority:
          (a) First, to creditors of the Partnership (including Partners who are creditors to the extent permitted by law), in the order of priority provided by law.
          (b) Second, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Partnership, provided that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided.
          (c) Third, to the Partners in accordance with Section 5.1.
     If the Liquidator, in its sole discretion, determines that assets other than cash are to be distributed, then the Liquidator shall cause the fair market value of the assets not so liquidated to be determined. Such assets shall be retained or distributed by the Liquidator as follows:
(i)	The Liquidator shall retain assets having an appraised value, net of any liability related thereto, equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of paragraphs (a) and (b) of this Section 10.3; and

(ii)	The remaining assets shall be distributed to the Partners in the same proportion as cash would be distributed to the Partners pursuant to paragraph (c) of this Section 10.3.
If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Partner its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Partners, individually or as tenants-in-common, as the Liquidator shall in good faith determine to be fair and equitable, taking into consideration, inter alia, the fair market value of the assets, the liens, if any, to which such property may be subject and the tax consequences of the proposed distribution to each of the Partners (including both distributees and others if any). Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.
     Section 10.4 Rights of the Limited Partner. Each of the Limited Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner’s Capital Contribution (including return thereof), and such Partner’s share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any other Limited Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.
     Section 10.5 Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Partner’s Interest (whether or not in connection with a liquidation of the Partnership), no Partner shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Partner of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Partnership, even if such allocation reduces a Partner’s Capital Account or creates or increases a deficit in such Partner’s Capital Account. it is also the intent of the Partners that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership (however, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, the Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partner or of the Partnership). The obligations of the Partners to make contributions pursuant to Article III are for the exclusive benefit of the Partnership and not of any creditor of the Partnership; no such creditor is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including without limitation the right to enforce any Capital Contribution obligation of the Partners.
     Section 10.6 Termination. The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Partnership.

ARTICLE XI
AMENDMENT OF PARTNERSHIP AGREEMENT AND POWER OF ATTORNEY
     Section 11.1 Approval of Amendments. Amendments to this Agreement may be made only if embodied in an instrument signed by each Partner. Any such amendment shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in, and formed a part of, this Agreement. The General Partner shall give written notice to all Partners promptly after any amendment has become effective. Any amendment to this Agreement must be in writing.
     Section 11.2 Amendment of Certificate. In the event this Agreement shall be amended pursuant to Section 11.1, the General Partner shall amend the Certificate to reflect that change if they deem the amendment of the Certificate to be necessary or appropriate.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Notices. All notices and demands required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by registered or certified mail to the addresses of the Partners as shown from time to time on the records of the Partnership. Any Partner may specify a different address by notifying the General Partner in writing of that different address among them, and may be modified or amended only in writing as set forth herein.
     Section 12.2 Entire Agreement. This Agreement constitutes the entire Agreement among the parties. It supersedes any prior Agreement or understandings among them, and may be modified or amended only in writing as set forth herein.
     Section 12.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Ohio.
     Section 12.4 Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.
     Section 12.5 Pronouns and Number. Wherever it appears appropriate from the context, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.
     Section 12.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.
     Section 12.7 Partial Enforceability. If any provision of this Agreement, or the application of that provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of that provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.
     Section 12.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages. All of those counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GENERAL PARTNER: ATLANTIC DEVELOPMENT GP HOLING CORP., a Nebraska corporation
By:	/s/ Drew Fitch
Drew Fitch, President

LIMITED PARTNER: AMERICA FIRST LP HOLDING CORP., a Nebraska corporation
By:	/s/ Chad Daffer
Chad Daffer, President

ANNEX A
TO LIMITED PARTNERSHIP
AGREEMENT
Names, Addresses, and
Percentage Interest of Partners

Name and Address of Partner	Percentage Interest

General Partner:	1%

Atlantic Development GP Holding Corp.
124 Fletcher Street
Suite 1
Kennebunk, Maine 04043

Limited Partner:	99%

America First LP Holding Corp.
c/o The Burlington Capital Group, LLC
1004 Farnam Street
Suite 400
Omaha, Nebraska 68102